LIMITED LIABILITY COMPANY AGREEMENT

OF

ARCHCT DASCO PEORIA, LLC

i

(continued)

ARTICLE			PAGE

		6.3.6 Interpretation	14
	6.4	Tax Allocations	14
		6.4.1 General	14
		6.4.2 Depreciation Recapture	14
	6.5	6.4.3 Section 704(c) Allocations	15
		6.4.4 Tax Credits	15
		6.4.5 Tax Purposes	15
		Allocation of Excess Nonrecourse Liabilities	15

7	MANAGEMENT		16
	7.1	Management by Manager	16
	7.2	Annual Budgets	17
	7.3	Major Decisions	17
	7.4	Engagements by the Company	17
	7.5	Other Activities Permitted	17
	7.6	Devotion of Time	18
	7.7	Duties	18
	7.8	Liability of Manager; Indemnity	18
		7.8.1 Limitation on Liability of Manager	18
		7.8.2 Indemnification by Company	18
	7.9	Deposit of Company Funds	18
	7.10	REIT Compliance	19
	7.11	Replacement of Manager	19

8	RIGHTS AND DUTIES OF MEMBERS		19
	8.1	Admission of Members	19
	8.2	No Individual Authority	19
	8.3	No Compensation	20
	8.4	Indemnification by the Members	20
	8.5	Indemnification by the Company	20
	8.6	Rights of a Former Member	20

9	TRANSFER OF MEMBERSHIP INTEREST		20
	9.1	Restrictions on Transfer	20
		9.1.1 Condition to All Transfers	21
	9.2	Indirect Transfers	22
	9.3	Certain Permitted Transfers	22
		9.3.1 Transfers by ARC	22
		9.3.2 Intentionally Omitted	22
		9.3.3 Indirect Transfers	22
		9.3.4 Transfers to Transfer Affiliates	22
		9.3.5 Transfers of Registered Securities	23
		9.3.6 Continuation of Guaranty	23
	9.4	Intentionally Omitted	23
	9.5	Go-Along Obligation	23

ii

(continued)

iii

(continued)

iv

LIMITED LIABILITY COMPANY AGREEMENT

OF

ARCHCT DASCO PEORIA, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of ARCHCT DASCO PEORIA, LLC, a Delaware limited liability company (the "Company"), is entered into as of December 15, 2011, by and between American Realty Capital Healthcare Trust Operating Partnership, L.P., a Delaware limited partnership ("ARC"), and Peoria MOB Investors LLC, a Florida limited liability company ("DASCO").

RECITALS:

A.           The parties desire to form the Company as a limited liability company under the Act.

B.           The parties desire to enter into this Agreement to set forth the terms and provisions governing the ownership and operation of the Company.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and agreements contained herein, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1           Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

Accountants. The firm of independent certified public accountants selected from time to time by the Manager to act as accountants for the Company.

Act. The Delaware Limited Liability Company Act, as amended from time to time.

Adjusted Balance. The Capital Account balance of a Member, increased by any Minimum Gain or Partner Nonrecourse Debt Minimum Gain allocable to such Member under Regulations Section 1.704.-2.

Adjusted Capital Account Deficit. With respect to any Member, the deficit balance, if any, in the Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (i) crediting thereto (A) that portion of any deficit Capital Account balance that the Member is required to restore under the terms of this Agreement, (B) the amount of the Member's shares of Minimum Gain and Member Nonrecourse Debt Minimum Gain, and (C) the amount of Company liabilities allocated to such Member under Section 752 of the Code with respect to which the Member bears the economic risk of loss (as defined in Regulations Section 1.752-2(a)), to the extent such liabilities do not constitute Member Nonrecourse Debt under Regulations Section 1.752-2 and (ii) reduced by all reasonably expected adjustments, allocations and distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

Advisor. American Realty Capital Healthcare Advisors, LLC, and any successors thereto as the Advisor under the Advisory Agreement.

Advisory Agreement. The Advisory Agreement dated February 18, 2011, between the Company, Advisor and ARC REIT, as amended from time to time.

Affiliate. Any Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with a Member; any Person that is an officer, director, partner, member, principal, manager or trustee of or serves in a similar capacity with respect to a Member; or any Entity in which a Member, directly or indirectly through one or more intermediaries, is a partner, principal, shareholder, member, beneficiary or otherwise an owner. For all purposes of this Agreement, the term "control" and variations thereof shall mean possession of the authority to direct or cause the direction of the management and policies of the applicable Entity, through the direct or indirect ownership of equity interests therein, by contract or otherwise.

Annual Budget. As defined in Section 7.2.

Appraiser. A firm that (i) is nationally recognized as knowledgeable and experienced and has been actively engaged in the acquisition, disposition, and financing of real property comparable to the Properties, or in providing investment advisory, asset management or valuation services in connection with the acquisition, disposition, operation and financing of real property comparable to the Properties, for a period of no less than the immediately preceding five (5) years, and (ii) is not an Affiliate of any Member.

ARC REIT. American Realty Capital Healthcare Trust, Inc., a Maryland corporation.

Business Day. Any day other than a Saturday, Sunday or any other day on which banks in New York are required or permitted to be closed.

Capital Account. The capital account established and maintained for each Member under Section 4.8.

Capital Contribution. For each Member, the aggregate amount of cash and the Gross Asset Value of any property contributed or deemed contributed by that Member to the capital of the Company under Article 4.

Certificate. The Certificate of Formation of the Company, as amended from time to time.

Code. The Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent, superseding federal revenue laws.

Depreciation. With regard to any Company asset for any Fiscal Year or other period, the depreciation, depletion or amortization, as the case may be, allowed or allowable for federal income tax purposes; provided, however, that if there is a difference between the Gross Asset Value and the adjusted tax basis of the asset, Depreciation shall mean "book depreciation, depletion or amortization" as determined under Section 1.704-1(b)(2)(iv)(g)(3) of the Regulations.

2

Distribution. Any cash or other property distributed by the Company to a Member arising from its Interest in the Company, excluding payments to a Member (i) in reimbursement of Company expenses, or (ii) in payment of the principal of or interest on any loans made by such Member to the Company.

Entity. Any general partnership, limited partnership, joint venture, trust, business trust, limited liability company or other association or other form of business or legal entity.

Fair Market Value. As defined in Section 9.15.1.

Fiscal Year. Each calendar year, provided that the first Fiscal Year shall be the period from the date of this Agreement to the immediately following December 31, and the last Fiscal Year shall be the portion of the calendar year ending on the date the Company is terminated (or such other period required by the Code or Regulations).

Gross Asset Value. With respect to any Company asset, the adjusted basis of that asset for federal income tax purposes, except as follows:

(a)          The initial Gross Asset Value of any asset contributed by a Member to the Company will be the fair market value of the asset on the date of the contribution, as set forth in this Agreement or, if not set forth herein, as determined by the Manager.

(b)          The Gross Asset Values of all assets will be adjusted to equal the respective fair market values of the assets, as reasonably determined by the Manager, as of (1) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution, (2) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company if an adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company, (3) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), and (4) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company.

(c)          The Gross Asset Value of any asset distributed to any Member will be the gross fair market value of the asset on the date of distribution as reasonably determined by the Manager.

(d)          The Gross Asset Values of assets will be increased or decreased to reflect any adjustment to the adjusted basis of the assets under Code Section 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Regulations Section 1.704-1(b)(2)(iv)(m), provided that Gross Asset Values will not be adjusted under this paragraph (d) to the extent that the Manager determines that an adjustment under paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this paragraph (d).

3

(e)          After the Gross Asset Value of any asset has been determined or adjusted under paragraph (a), (b) or (d) above, Gross Asset Value will be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profits or Losses.

Interest. The interest of each Member in the Company attributable to its status as a Member of the Company, including the right of such Member to any and all Distributions and other benefits (including management and voting rights) to which such Member may be entitled as provided in this Agreement and under applicable law, subject to all liabilities and obligations of such Member as provided in this Agreement and under applicable law.

Major Decisions. As defined in Section 7.3.

Majority in Interest. Those Members owning more than fifty percent (50%) of the Percentage Interests owned by all of the Members (or owned by such portion of the Members as may be specified).

Management Agreement. The Property Management Agreement dated December 15, 2011, between the Company and the Property Manager, as amended from time to time.

Manager. The Person appointed as Manager of the Company pursuant to and in accordance with Section 7.1 or Section 7.11, for so long as it shall serve as Manager in accordance with Section 7.11, and any replacement Manager appointed in accordance with Section 7.11. The initial Manager shall be ARC.

Member Nonrecourse Debt. "Partner nonrecourse debt" as defined in Regulations Section 1.704-2(b)(4).

Member Nonrecourse Debt Minimum Gain. With respect to each Member Nonrecourse Debt, an amount equal to the Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

Member Nonrecourse Deductions. "Partner nonrecourse deductions" as defined in Regulations Sections 1.704-2(0(1) and 1.704-2(i)(2).

Members. ARC, DASCO and any other Persons admitted as Members pursuant to the terms of this Agreement by assignment or otherwise.

Minimum Gain. As defined in Section 1.704-2(d) of the Regulations. A Member's share of Minimum Gain (and any net decrease thereof) at any time shall be determined in accordance with Regulation Section 1.704-2(g).

4

Net Cash Flow. With respect to any period, the gross cash receipts of the Company during such period from all sources (including Capital Contributions, loan proceeds and proceeds from the sale or disposition of all or any portion of the Property) plus reductions in funded Reserves made during such period, less all cash expenditures by the Company during such period, including: (i) cash operating expenses of the Company, including normal and customary fees to Affiliates of any Member, paid during such period, (ii) interest, principal and any other amounts paid during such period with respect to indebtedness of the Company, (iii) expenditures by the Company for capital improvements and other items paid by the Company during such period, and (iv) additions to Reserves made by the Company during such period.

Nonrecourse Deductions. As defined in Section 1.704-2(b)(1) of the Regulations.

Nonrecourse Liability. As defined in Section 1.704-2(b)(3) of the Regulations.

Percentage Interest. The percentage set forth opposite such Member's name below, as adjusted from time to time pursuant to Section 4.2.3.

Member	Percentage Interest

ARC	99%
DASCO	1%

Person or Persons. Individuals, Entities, governmental agencies or administrative tribunals.

Prime Rate. For each calendar month, the highest prime rate reported in the Money Rates column or section of The Wall Street Journal published on the second Business Day of that month, as having been the rate in effect for corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank) as of the first calendar day of such month. If The Wall Street Journal ceases publication of the Prime Rate, the "Prime Rate" shall mean the prime rate (or base rate) announced by JPMorgan Chase & Co., New York, New York (whether or not such rate has actually been charged by such bank). If such bank discontinues the practice of announcing the Prime Rate, the "Prime Rate" shall mean the highest rate charged by such bank on short-term, unsecured loans to its most creditworthy large corporate borrowers.

Profits or Losses. For each Fiscal Year or other period, an amount equal to the taxable income or loss of the Company for the Fiscal Year or other period, determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(a)          Any income that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses will be added to taxable income or loss;

(b)          Any expenditures described in Code Section 705(a)(2)(B) or treated as Section 705(a)(2)(B) expenditures under Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, will be subtracted from taxable income or loss;

5

(c)          Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the property, notwithstanding that the adjusted tax basis of the property differs from its Gross Asset Value;

(d)          In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account Depreciation for the taxable year or other period;

(e)          Any items that are specially allocated under Section 7.3 shall not affect calculations of Profits or Losses; and

(f)          If the Gross Asset Value of any Company asset is adjusted under paragraph (b), (c) or (d) of the definition thereof, the adjustment will be taken into account as gain or loss from disposition of the asset for purposes of computing Profits or Losses.

Property or Properties. The real property and interests in real property owned by the Company, directly through the Property Entity, including the Property identified on Exhibit A, together with all furnishings, equipment and other personal property from time to time owned by the Company in connection with the ownership and operation of the Property.

Property Entity. The entity directly owned by the Company that directly owns the Property: ARHC MNPERIL001, LLC, a Delaware limited liability company.

Property Manager. Dasco Realty Illinois, LLC, an Illinois limited liability company, as the manager of the Property under the Management Agreement, any assignee of its rights under the Management Agreement as permitted by the Management Agreement, or any replacement Manager of the Property pursuant to any subsequent agreement governing the management of all or any portion of the Property.

Regulations. The regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Regulations shall include any corresponding provisions of succeeding, similar, substitute proposed or final Regulations.

REIT. A real estate investment trust within the meaning of Code Section 856.

Reserves. The amounts of reserved cash set forth in an Annual Budget, or otherwise reasonably determined from time to time or at any time by the Manager to be necessary or advisable, for (i) payment of debt service coming due within a reasonable future time with respect to indebtedness of the Company; (ii) management, operation, improvement, maintenance, replacement or preservation of the Property; (iii) payment of taxes, insurance premiums and other reasonably anticipated costs and expenses of the Company; and (iv) increases in working capital and other contingencies.

6

Secured Lender. Any owner or holder of a mortgage or other secured claim or lien against all or any portion of the Property.

Terminating Event. Any of the following events or actions with respect to a specified Person: (i) the adjudication of such Person as a bankrupt or insolvent in an involuntary proceeding in, or the filing by such Person of any petition under, the then existing insolvency laws or debtor relief statutes of the United States or of any state; (ii) the failure of such Person to have any action filed against it under the insolvency laws or debtor relief statutes of the United States or any state, dismissed, stayed or discharged within sixty (60) days after the filing thereof; (iii) the making of an assignment by such Person of all, or substantially all, of its assets for the benefit of creditors; (iv) the appointment of a trustee, receiver, keeper or liquidator of all, or substantially all, of such Person's assets, and, if such appointment is involuntary, such Person's failure to have such appointment dismissed within sixty (60) days thereafter; (v) the attachment of, or the placing of a charging order on, or other judicial seizure of, a Person's Interest (in the case of a Member) or all or substantially all of such Person's assets, which attachment or charge order is not satisfied, released or dismissed within sixty (60) days thereafter; or (vi) the dissolution of such Person, other than a dissolution of such Person (in the case of a Member) pursuant to which the entire Interest of the Member is transferred to one or more persons to which the Member could have transferred such Interest without the consent of any other Member.

Transfer. As a noun, the transfer, sale, assignment, conveyance, gift, mortgage, pledge, hypothecation, charge or other encumbrance of a Member's Interest (or, as the context may require, a direct or indirect interest in any Member), in whole or in part, whether voluntarily or by operation of law, or the entry by a Member into any agreement or contract to do so (that is not conditioned on any approval or other conditions required hereunder), or the consent by or permission of a Member to any of the foregoing with respect to such Member's Interest (or a direct or indirect interest in such Member), or the sufferance by a Member of any third person to do any of the foregoing; and as a verb, to take any of the preceding actions.

Transfer Affiliate. With respect to each Member, any Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with, such Member; or any Entity in which such Member has a direct, or indirect through one or more intermediaries, controlling interest as a partner, member, manager, principal, shareholder, beneficiary or otherwise as an owner.

1.2           Interpretation. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Wherever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms. For all purposes of this Agreement, the term "control" and variations thereof shall mean possession of the authority to direct or cause the direction of the management and policies of the specified Entity, through the direct or indirect ownership of equity interests therein, by contract or otherwise. As used in this Agreement, the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." As used in this Agreement, the terms "herein," "hereof' and "hereunder" shall refer to this Agreement in its entirety. Any references in this Agreement to "Sections" or "Articles" shall, unless otherwise specified, refer to Sections or Articles, respectively, in this Agreement. Any references in this Agreement to an "Exhibit" shall, unless otherwise specified, refer to an Exhibit attached to this Agreement. Each such Exhibit shall be deemed incorporated in this Agreement in full.

7

ARTICLE 2

FORMATION; NAME; PRINCIPAL PLACE OF BUSINESS

2.1           Formation. The parties hereto agree to form a limited liability company under the Act. The rights and obligations of the Members shall be as provided in the Act except as otherwise expressly provided in this Agreement. The Members agree to execute such certificates or documents and to do such filings and recordings and all other acts, including the filing or recording of the Certificate and any assumed name filings in the appropriate offices in the State of Delaware and any other applicable jurisdictions as may be required to comply with applicable law.

2.2 Name. The name of the Company shall be "ARCHT Dasco Peoria, LLC." The business of the Company shall be conducted solely under such name or such other fictitious business names as may be designated by the Manager.

2.3           Principal Place of Business, Registered Office and Registered Agent. The principal place of business of the Company shall be located at the office of the Manager. The registered agent and the registered office of the Company shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The Manager may from time to time designate another registered agent or another location for the registered office or principal place of business of the Company upon notice to the Members.

ARTICLE 3

PURPOSE; TERM

3.1           Purpose and Scope of Company Business. Subject to the terms and conditions contained in this Agreement, the purpose and scope of business of the Company shall be to own and manage the Property Entity; to lease, finance and mortgage the Property or portions thereof; to dispose of the Property; and to take all necessary or advisable actions in connection with the foregoing to carry out such purposes, and otherwise to enter into, perform and participate in such activities as the Members deem prudent or reasonable in connection with the foregoing activities. The Company may engage in any or all of its activities either directly or through one or more Property Entity. The Company shall enter into such other agreements, do all such things as shall be desirable or necessary in connection with, and undertake any and all business or activity in order to carry out the purposes of the Company, as determined from time to time in accordance with the applicable provisions of this Agreement. Notwithstanding anything to the contrary herein contained, this Agreement shall not be deemed to create a partnership between the Members with respect to any activities whatsoever. Except as specifically provided herein, this Agreement shall not constitute any Member the agent of any other Member.

3.2           Ownership and Title to Company Property. A Member's Interest shall be personal property for all purposes. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity and no Member individually shall have any ownership of such Company property.

8

3.3           Term. The term of the Company shall commence upon the filing of the Certificate and shall continue perpetually until terminated, dissolved or liquidated pursuant to the provisions of this Agreement. No Member shall have the right to dissolve, terminate or liquidate the Company, except as provided in this Agreement.

ARTICLE 4

CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

4.1           Initial Capital Contributions.

4.1.1 ARC. Concurrently with the execution of this Agreement, ARC shall contribute immediately available funds in the amount of $10,970,190 to the capital of the Company, which capital shall be contributed to the Property Entity and used to purchase the Property from Peoria MOB Owners LLC ("Peoria MOB Owner") and attributed to 99% of the purchase price of the Property.

4.1.2 DASCO. Concurrently with the execution of this Agreement, DASCO caused a 1% interest in Peoria MOB Owner to be conveyed to the Company, which 1% interest is valued at $110,810 and shall be treated as DASCO's capital contribution to the Company (and the remaining 1% of the purchase price of the Property).

4.2           Intentionally Omitted.

4.3           Additional Capital Contributions.

4.3.1 Requests for Additional Capital Contributions. If, at any time, the Manager determines in good faith that the anticipated revenues of the Company and the available funds of the Company at such time (including any Reserves, but only for the purpose for which the applicable Reserve is maintained) are not sufficient to pay all expenditures of the Company and the Property Entity that are authorized under this Agreement and anticipated during the next following 180 days (including amounts required to maintain Reserves), the Manager shall have the right to deliver to each Member written notice stating the aggregate amount of funds then required by the Company, each Member's Percentage Interest of such amount and the anticipated uses of such funds. Each Member shall contribute to the capital of the Company immediately available funds in the amount of such Member's Percentage Interest of the aggregate amount of funds then required by the Company as set forth in such notice (such Member's "Additional Contribution Amount"). Each Member shall furnish its Additional Contribution Amount to the Company within 7 days following the date of delivery of the notice requesting such funds.

9

4.4           Failure to Fund Capital Contributions. If a Member fails to contribute an amount equal to the entire Additional Contribution Amount required to be contributed by it within the applicable period specified in Section 4.3 (the "Failing Member"), and if the other Member (the "Non-Failing Member") contributes its entire Additional Contribution Amount within the applicable period and so notifies the Failing Member, and the Failing Member fails fully to remedy its failure to contribute within five days after the delivery of notice by the Non-Failing Member with respect to a failure under this Section 4.4 (the "Notice of Intention"), then the Non-Failing member, in its sole discretion, may elect any one of the following, which election shall be specified in the Notice of Intention:

(a)          The Non-Failing Member may require the Company to repay immediately to the Non-Failing Member the contribution it made pursuant to the applicable request for additional capital contributions, together with any interest actually earned thereon by the Company until repayment;

(b)          The Non-Failing Member may make an additional contribution to the capital of the Company of up to the amount the Failing Member failed to contribute under Section 4.3, in which case the Percentage Interests of the Members shall be adjusted as provided in Section 4.4.1 (the "Contribution Option"); or

(c)          The Non-Failing Member may elect to advance to the Company, as a loan to the Failing Member, an amount equal to the amount the Failing Member failed to contribute under Section 4.3 on the terms in Section 4.4.2 (a "Member Loan").

4.4.1 Contribution Option. If a Non-Failing Member elects the Contribution Option, the Percentage Interests of the Members shall be adjusted as follows:

(a)          The Percentage Interest of the Failing Member shall be reduced by an amount equal to the product of (i) the Dilution Factor (as defined below) multiplied by (ii) the ratio of (x) the Additional Contribution Amount required of the Failing Member and contributed by the Non-Failing Member, to (y) the sum of all Capital Contributions previously made to the Company by all Members, including Additional Contribution Amounts advanced by the Non-Failing Member on its own behalf and on behalf of the Failing Member; and

(b)          The Percentage Interest of the Non-Failing Member shall be increased by the decrease in a Failing Member's Percentage Interest.

The "Dilution Factor" shall mean 100% if the failure to contribute capital arose from a request under Section 4.3.

4.4.2 Member Loan. Each Member Loan shall bear interest at an annual rate (compounded monthly) equal to the greater of 18% or 500 basis points over the Prime Rate, adjusting when and as the Prime Rate adjusts. Notwithstanding anything to the contrary in this Agreement, a Member Loan shall be repaid by the Company paying amounts otherwise distributable by the Company to the Failing Member directly to the Non-Failing Member until the Member Loan and all interest thereon is repaid (which payments will be applied first to accrued interest on the outstanding principal balance of such loan and then outstanding principal balance of such loan). Any amounts so applied shall be treated under this Agreement as having been distributed to the Failing Member. A Member Loan shall be recourse to the Failing Member and any outstanding balance following dissolution of the Company shall be immediately due and payable by the Failing Member. A Member Loan may be prepaid at any time or from time to time by a Failing Member.

10

4.4.3 Intentionally Omitted.

4.4.4 Exclusivity of Remedies. The rights and remedies of the Non-Failing Member and the Company set forth in this Section 4.4 with respect to a failure by a Member to contribute its Additional Contribution Amount pursuant to a request for additional capital contributions under Section 4.3 shall be the exclusive remedies available to the Company and the Non-Failing Member against the Failing Member with respect to such failure.

4.5           No Other Capital Contributions. Except as provided in Sections 4.1, 4.2, 4.3, and 4.4, no Member shall be obligated to make any Capital Contributions, and no Member shall have the right to make any additional Capital Contributions to the Company. If a Member makes any voluntary advance of cash or property to the Company other than pursuant to Section 4.1, 4.2, 4.3, or 4.4, such cash or property shall not constitute a Capital Contribution to the Company and shall not be credited to such Member's Capital Account; the other Member shall not be obligated to make a proportionate, or any, contribution; and no Member's Percentage Interest shall be adjusted by reason of any such voluntary contribution.

4.6           No Third Party Rights. This Article 4 shall not be construed as conferring any rights or benefits to or upon any Person not a party to this Agreement.

4.7           Withdrawal of Capital; Interest on Capital. No Member shall be entitled to withdraw capital from the Company, or to receive any Distributions or allocations of Profit or Loss from the Company, except as a Distribution or allocation made under Article 5, Article 6 or Article 11, as may apply. Interest earned on Company funds shall inure solely to the benefit of the Company and, except as specifically provided herein, no interest shall be paid upon any Capital Contributions, or advances to the capital of the Company, or upon any undistributed or reinvested income or profits of the Company. No Member shall be personally liable for the return of the Capital Contributions made by the other Member.

4.8           Capital Accounts. A separate Capital Account shall be established and maintained for each Member in accordance with the Code and the Regulations, including the rules regarding the maintenance of partners' capital accounts set forth in Regulation Section 1.704-1. Subject to the immediately preceding sentence, (i) each Member's Capital Account will be credited with (A) the amount of cash and the Gross Asset Value of any property contributed by the Member to the Company, (B) the Member's distributive share of Profits, (C) any items in the nature of income or gain that are specially allocated to the Member under Section 7.3, and (D) the amount of any Company liabilities that are assumed by the Member or secured by any Company property distributed to the Member; and (ii) each Member's Capital Account will be debited with (A) the amount of cash and the Gross Asset Value of any Company property distributed to the Member under any provision of this Agreement, (B) the Member's distributive share of Losses, (C) any items in the nature of deduction or loss that are specially allocated to the Member under Section 7.3, and (D) the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by the Member to the Company. If property is contributed to the capital of the Company or if there is a revaluation of any Company property such that the Gross Asset Value of such property differs from its adjusted tax basis, the Members' Capital Accounts shall be appropriately adjusted for income, gain, loss and deduction as required by Regulation Section 1.704-1(b)(2)(iv)(g).

11

ARTICLE 5

DISTRIBUTIONS

5.1           Distributions of Net Cash Flow. Net Cash Flow, if any, shall be distributed to the Members in accordance with their Percentage Interests (subject to Section 4.4.2 and Section 5.3). Net Cash Flow shall be distributed at such times as the Manager may determine but no less frequently than annually, unless the Members approve otherwise.

5.2           REIT Compliance. Unless this provision is waived by ARC, to the fullest extent possible consistent with the distribution provisions of this Article 5, the Manager shall cause the Company to distribute to ARC REIT by the end of the each Fiscal Year no less than 100% of the taxable income (including any net capital gain) allocated, directly or indirectly, to ARC REIT for federal income tax purposes for such fiscal year so that ARC REIT may satisfy the requirements of Section 857(a)(1) of the Code for its taxable year, and otherwise distribute 100% of its taxable income and net capital gain.

5.3           Withholding.

(a)          Each Member hereby authorizes the Manager to cause the Company to withhold from, or pay on behalf of or with respect to, the Member any amount of federal, state, local or foreign taxes that the Company is required to withhold or pay with respect to any amount distributable or allocable to the Member under this Agreement, including any taxes required to be withheld or paid by the Company under Section 1441, 1442, 1445, or 1446 of the Code.

(b)          Any amount paid on behalf of or with respect to a Member under
Section 5.3(a) shall constitute a loan by the Company to the Member, which loan shall be repaid by the Member within 15 calendar days after notice from the Manager that such payment must be made unless the Manager determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Company which would, but for such payment, be distributed to the Member. Any amount withheld pursuant to the immediately preceding sentence shall be treated as having been distributed to such Member.

12

(c)          Any amount payable by a Member to the Company under this Section 5.3 shall bear interest at the Prime Rate plus 500 basis points, but in no event higher than the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., 15 calendar days after demand) until such amount is paid in full. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in the Member's Interest to secure the Member's obligation to pay to the Company any amounts required to be paid under this Section 5.3. Each Member shall take such actions as the Company shall request in order to perfect or enforce the security interest created hereunder.

5.4           No Third-Party Beneficiaries. The foregoing priorities of application and distribution of Net Cash Flow are for the benefit of the Members only and not for the benefit of any third party or creditor of the Company or of any Member, and neither the Company, the Manager nor any Member shall be liable or responsible to any third party or creditor of the Company or of any Member for any deviation from such priorities.

ARTICLE 6

ALLOCATIONS OF PROFIT AND LOSS

6.1           Allocation of Profits and Losses. After giving effect to the allocations set forth in Section 6.3, all Profits and Losses (including all items of income and expense entering into the determination of Profits and Losses), as finally determined for each Fiscal Year, shall be allocated among the Members so as to cause each Member's Adjusted Balance as of the end of the Fiscal Year to equal the amount of cash that would be distributed to the Member under Section 5.1 if, as of the end of the Fiscal Year, cash in the amount of the sum of the Members' Adjusted Balances were distributed to the Members under Section 5.1.

6.2           Varying Interests. If a Member has Transferred all or part of its Interest, all items of Profit or Loss for any Fiscal Year shall be apportioned between the transferor and its transferee on the basis of the number of days in the Fiscal Year that each was the holder of the Interest (making any adjustments necessary to comply with the provisions of Section 706(d)(2) of the Code), without regard to the results of the Company's operations during the period before and after the date of the Transfer; provided that if both the transferor and transferee consent, to the extent permitted by the Code and Regulations, a special closing of the books shall be had as of the effective date of the Transfer and the apportionment of items of Profit and Loss shall be made on the basis of actual operating results. In the case of an adjustment to the Percentage Interests, to the extent permitted by the Code and Regulations, a special closing of the books shall be had as of the effective date of such adjustment, and the apportionment of items of Profit and Loss shall be made on the basis of actual operating results.

6.3           Regulatory Allocations.

6.3.1 Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, if there is a net decrease in Minimum Gain for a Company taxable year, each Member shall be allocated, before any other allocation of Company items for the taxable year, items of gross income and gain for the year (and, if necessary, for subsequent years) in proportion to, and to the extent of, the amount of the Member's share of the net decrease in Minimum Gain during the year. The income allocated under this Section 6.3.1 in any taxable year shall consist first of gains recognized from the disposition of property subject to one or more nonrecourse liabilities of the Company, and any remainder shall consist of a pro rata portion of other items of income or gain of the Company. The allocation otherwise required by this Section 6.3.1 shall not apply to a Member to the extent provided in Regulation Section 1.704-2(f)(2) through (5).

13

6.3.2 Qualified Income Offset. Notwithstanding any other provision of this Agreement, if a Member unexpectedly receives an adjustment, allocation or distribution described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases an Adjusted Capital Account Deficit with respect to the Member, items of Company gross income and gain shall be specially allocated to the Member in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible.

6.3.3 Gross Income Allocation. If at the end of any Company taxable year, a Member has an Adjusted Capital Account Deficit, the Member shall be specially allocated items of Company income or gain in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible.

6.3.4 Nonrecourse Deductions. Any Nonrecourse Deductions shall be allocated among the Members in accordance with their Percentage Interests.

6.3.5 Member Nonrecourse Debt. Notwithstanding any other provision of this Agreement, any Member Nonrecourse Deductions shall be allocated to those Members that bear the economic risk of loss for the applicable Member Nonrecourse Debt, and among such Members in accordance with the ratios in which they share such economic risk, determined in accordance with Regulation Section 1.704-2(i). If there is a net decrease for a Company taxable year in any Member Nonrecourse Debt Minimum Gain, each Member with a share of such Member Nonrecourse Debt Minimum Gain as of the beginning of such year shall be allocated items of gross income and gain in the manner and to the extent provided in Regulation Section 1.704-2(i)(4).

6.3.6 Interpretation. The foregoing provisions of this Section 6.3 are intended to comply with Regulation Sections 1.704-1(b) and 1.704-2 and shall be interpreted consistently with this intention. Any terms used in such provisions that are not specifically defined in this Agreement shall have the meaning, if any, given such terms in the Regulations cited above.

6.4           Tax Allocations.

6.4.1 General. Except as otherwise provided in this Section 6.4, items of income, gain, loss and deduction of the Company to be allocated for income tax purposes shall be allocated among the Members on the same basis as the corresponding book items are allocated under Sections 6.1 through 6.3.

6.4.2 Depreciation Recapture. Subject to Section 6.4.3, if any portion of taxable gain recognized from the disposition of property by the Company represents the "recapture" of previously allocated deductions by virtue of the application of Code Section 1(h)(1)(D), 1245 or 1250 ("Recapture Gain"), such Recapture Gain shall be allocated as follows:

14

(a)          First, to the Members in proportion to the lesser of each Member's (i) allocable share of the total taxable gain recognized from the disposition of such property and (ii) share of depreciation or amortization with respect to such property (as determined in the manner provided under Regulations Sections 1.1245-1(e)(2) and (3)), until each such Member has been allocated Recapture Gain equal to such lesser amount.

(b)          Second, the balance of Recapture Gain shall be allocated among the Members whose allocable shares of total taxable gain from the disposition of such property exceed their shares of depreciation or amortization with respect to such property (as determined in the manner provided under Regulations Sections 1.1245-1(e)(2) and (3)), in proportion to their shares of total taxable gain (including Recapture Gain) from the disposition of such property; provided, however, that no Member shall be allocated Recapture Gain under this Section 6.4.2 in excess of the total taxable gain otherwise allocated to such Member from such disposition.

6.4.3 Section 704(c) Allocations. In accordance with Code Section 704(c) and the related Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Company, solely for income tax purposes, shall be allocated among the Members so as to take account of any variation between the adjusted basis to the Company of the property for federal income tax purposes and the initial Gross Asset Value of the property. If the Gross Asset Value of any Company asset is adjusted under paragraph (b) or (d) of the definition thereof, subsequent allocations of income, gain, loss and deduction with respect to that asset will take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the related Regulations Any elections or other decisions relating to allocations under this Section 6.4.3 (including selection of the method for making such allocations) will be made by the Manager in its sole discretion.

6.4.4 Tax Credits. Unless otherwise required by the Code, any tax credits of the Company shall be allocated among the Members in accordance with their Percentage Interests. Any recapture of tax credits shall be allocated among the Members in the same ratio as the applicable tax credits were allocated to the Members.

6.4.5 Tax Purposes. Allocations under this Section 6.4 are solely for purposes of federal, state and local income taxes and will not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses or other items or distributions under any provision of this Agreement.

6.5          Allocation of Excess Nonrecourse Liabilities. Solely for the purpose of allocating excess Nonrecourse Liabilities of the Company among the Members in connection with the determination of the Members' adjusted tax bases for their interests in the Company, in accordance with Section 752 of the Code and the Regulations from time to time promulgated thereunder, the Members agree that each Member's interest in Company profits equals the Member's Percentage Interest.

15

ARTICLE 7

MANAGEMENT

7.1           Management by Manager. Except as otherwise specifically provided in this Agreement (including Section 7.3), the management of the Company shall be vested in the Manager. The Members hereby designate ARC as the Manager of the Company. Except as provided in Section 7.3 or as otherwise specifically provided in this Agreement, the Manager shall have full, exclusive and complete discretion in the management and control of the business and affairs of the Company, and shall make all decisions affecting the Company's business and affairs, including the delegation of such management and control to third party service providers. Except as otherwise provided herein, any action taken by the Manager (in its capacity as such) shall constitute the act of and serve to bind the Company. All authority of the Manager to act on behalf of the Company shall include the same authority to act on behalf of each Property Entity either directly or by causing the Company to act on behalf of each Property Entity. The Manager shall have the right to cause the Company and each Property Entity to acquire, finance, refinance, and lease the Property. The Manager shall have the right to cause the Company and the Property Entity to dispose of any real property or interests therein in its sole discretion. The Manager shall have the authority to make all expenditures on behalf of the Company and the Property Entity to the extent (i) set forth in an Annual Budget, (ii) required by applicable law, or (iii) required by the Management Agreement or the Advisory Agreement. The Manager shall have the authority to make other expenditures and engage in any other acts and transactions on behalf of the Company and the Property Entity that are not Major Decisions. The Manager shall implement all Major Decisions approved by the Members pursuant to Section 7.3. In addition, notwithstanding Section 7.3 and the limitations of the Annual Budgets, the Manager shall have the authority at any time or from time to time in an emergency situation to take any action (including make expenditures and incur obligations) on behalf of the Company and the Property Entity without obtaining the prior written approval of either Member if such action is, in the Manager's reasonable judgment, reasonably necessary or advisable to preserve or protect the assets of the Company and the Property Entity or to prevent injury to any Person. The Manager shall not employ, or permit any other Person to employ any funds or assets of the Company in any manner other than for the exclusive benefit of the Company. The Company shall not pay fees to the Manager as consideration for the performance of its duties as such; provided, however, the Company shall reimburse the Manager for all reasonable direct costs and allocable overhead incurred by the Manager, its Affiliates, employees or agents on behalf of the Company or otherwise in connection with the performance of its duties as Manager. The Manager may designate one or more of its Affiliates, agents or employees to carry out its duties and responsibilities as the Manager.

16

7.2           Annual Budgets. On or before November 1 of each year, the Manager shall prepare or cause to be prepared a preliminary annual budget for the Company and for the Property Entity for the next calendar year, which budget shall be approved or modified in ARC's sole discretion. The Manager will provide DASCO with a copy of the approved budget on or before December 1 each year.

7.3           Major Decisions. Notwithstanding anything in Section 7.1 to the contrary, the actions or decisions by or on behalf of the Company or any Property Entity that are designated below as "Major Decisions" shall require the prior written approval of both Members. For this purpose and for purposes of any other approvals, consents or elections by each Member under this Agreement, each Member shall from time to time designate in writing to the other Member two individuals, each of whom shall be authorized to act on behalf of such Member. The individuals initially authorized to act on behalf of ARC are Nicholas S. Schorsch and William M. Kahane. The individual initially authorized to act on behalf of DASCO is Malcolm Sina. The Members shall meet by teleconference upon one Business Days' prior written notice to both of the individuals then authorized to act on behalf of the other Member. An agenda for each meeting shall be prepared in advance by the Member requesting such meeting and submitted to the other Member. The "Major Decisions" are as follows:

7.3.1 Any amendment to this Agreement. Any Amendment altering the economic benefits to the Members or removing the Company from ownership of the Property Entity without an economic sale or transfer occurring shall require unanimous vote of the Members.

7.4           Engagements by the Company. Subject to the applicable Annual Budget and Section 7.3, the Manager may engage, on behalf and at the expense of the Company, such Persons as the Manager in its reasonable judgment shall deem advisable for the conduct and operation of the business of the Company, including property managers, rental and sales agents and brokers, mortgage bankers, attorneys, accountants, architects, engineers, consultants, contractors and purveyors of other services or materials for the Company on such terms and for such compensation as the Manager, in its reasonable discretion, shall determine. Subject to the applicable Annual Budget and Section 7.3, the Manager shall have the right to engage Affiliates of the Manager to provide services or materials to the Company. The Members hereby approve (i) the Advisory Agreement under which the Advisor will provide advisory services to the Company in exchange for fees and expense reimbursements payable by the Company to the Advisor; and (ii) the Management Agreement under which the Property Manager will manage the Properties in exchange for and agreed-upon market rate fee payable by the Company or the Property Entity.

7.5           Other Activities Permitted. The Manager, the Members and their respective Affiliates, and each of them, are now involved in, and shall continue to have the absolute right to organize and operate, other partnerships (whether limited or general), corporations, trusts, sole proprietorships, limited liability companies, or any other form of business entity, venture or enterprise, to purchase, own, manage and operate, for investment or any other purposes, other real property or businesses, and may otherwise engage in any other business venture of any kind, including acquiring, financing, developing, leasing, managing, operating and selling medical office property or other real property and improvements thereon, all without participation by the other Member, or its Affiliates, and without liability to any of them. Neither the Company, nor any other Member, shall have the right to any income or profit derived by a Member or its Affiliates from any such enterprise or opportunity.

17

7.6           Devotion of Time. The Manager and each Member shall devote so much of its business time to the affairs of the Company as may be reasonably necessary for the proper conduct of the business of the Company, but subject to this requirement, shall not be required to devote its full business time to the Company.

7.7           Duties. The Manager shall not have a fiduciary duty to the Company, the Members, their respective Affiliates or constituent Persons in connection with its role as Manager under this Agreement. No Member shall have a fiduciary or other duty to the Company, the other Members, the Manager, their respective Affiliates or constituent Persons pursuant to this Agreement. Notwithstanding the foregoing, the elimination of duties on the part of the Manager and the Members under this Section 7.7 shall not (i) limit or eliminate liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing, or (ii) limit the liability of the Manager or any Member for fraud, misappropriation of funds or property, or intentional destruction of the Company's assets.

7.8           Liability of Manager; Indemnity.

7.8.1 Limitation on Liability of Manager. The Manager and its Affiliates, agents and employees shall not be liable, responsible or accountable in damages or otherwise to the Company or any of the Members or their successors or assigns for any acts performed or omitted within the scope of its authority as Manager, or otherwise conferred on the Manager and such Affiliates, agents and employees by this Agreement, provided that the Manager or such Affiliates, agents or employees shall act in good faith and shall not commit an act or omission of willful misconduct or gross negligence.

7.8.2 Indemnification by Company. The Company shall indemnify, defend and hold the Manager and its Affiliates, employees and agents, or their respective successors, executors, administrators or personal representatives, harmless from and against any loss, liability, damage, cost or expense (including reasonable attorneys' fees) sustained or incurred as a result of any act or omission concerning the business or activities of the Company; provided that the Manager or any Affiliate, employee or agent is not guilty of gross negligence or willful misconduct and was acting in good faith within what it reasonably believed to be the scope of its authority for a purpose which it reasonably believed to be not opposed to the best interests of the Company. The foregoing indemnity shall not be enforceable against any Member personally.

7.9           Deposit of Company Funds. All Company funds shall be deposited in the Company's name in federally-insured bank accounts or other recognized, suitable depositories. Withdrawals from Company accounts shall be made on the signature of a duly authorized agent of the Manager.

18

7.10 REIT Compliance. The Members acknowledge that ARC REIT, a direct owner of ARC, has elected to be treated as a REIT for federal income tax purposes. Accordingly, and as a material inducement to ARC entering into this Agreement, the Company shall at all times conduct the business of the Company and each Property Entity such that the nature of the Company property and gross revenues would permit ARC REIT (i) to avoid realizing any income that is nonqualifying gross income for purposes of the 95% and 75% gross income tests of Section 856(c)(2) and (c)(3) of the Code, (ii) to avoid owning any assets that would cause a violation under Section 856(c)(4); (iii) to otherwise maintain its status as a REIT under the Code and (iv) to avoid incurring any tax under Section 4981 of the Code, any tax on prohibited transactions under Section 857(b)(6) of the Code and any tax on redetermined rents, redetermined deductions and excess interest under Section 857(b)(7) of the Code. Without limiting the generality of the foregoing, the Members hereby agree that the Company's future operations shall be managed and conducted in compliance with the guidelines set forth on Exhibit B and any other guidelines that may be provided by ARC to the Company and which in its reasonable judgment are necessary or desirable to assure compliance with the foregoing provisions of this Section 7.10. The Members shall cooperate in all reasonable respects with respect to (a) structuring the acquisition of interests in the Property Entity and the operation of the Company business, (b) amending this Agreement or changing the structure of the ownership or operation of the Company, the Property Entity, and their business in a manner that would allow the Company and each Property Entity, if it made an election under Section 856 of the Code, to qualify as a REIT and not incur any amount of tax pursuant to Section 857 or 4981 of the Code, (c) in the discretion of and upon request by ARC, structuring the acquisition, operation or ownership of the Property or any other Company property in a manner that would allow ARC REIT to invest in all or a part of the Property, through one or more taxable REIT subsidiaries (as defined in Section 856(1) of the Code), and (d) solely at the election of ARC, conducting any sale of the Property as a sale of the Property Entity.

7.11 Replacement of Manager. If at any time a Manager shall resign, dissolve or otherwise terminate its legal existence, such Manager shall immediately thereupon cease to be a Manager of the Company except in the event of a merger or reorganization of the Manager, in which case its successor in interest will become the Manager. A Manager may resign at any time by delivering written notice thereof to each Member, and any such resignation shall be effective upon the date of delivery of such notice or such later date as may be specified in such notice. Except as otherwise specifically provided in this Agreement, in the case of a Manager that is also a Member, the termination of such Manager's status as Manager shall not in any manner affect such Person's Interest as a Member or any rights or obligations attributable to such Interest. If the Manager ceases to be a Manager for any reason, ARC shall have the right to appoint a replacement manager. If at any time there shall be more than one Manager, then each Manager shall have all of the rights and duties attributed to the Manager under this Agreement.

ARTICLE 8

RIGHTS AND DUTIES OF MEMBERS

8.1           Admission of Members. Each of ARC and DASCO is hereby recognized as a Member of the Company. No other Person shall be recognized or admitted as a Member of the Company unless such Person has satisfied the requirements of Article 9.

8.2           No Individual Authority. Except as otherwise expressly provided in this Agreement or in the Act, no Member, acting alone, shall have any authority to act for, or to create, undertake or assume any liabilities, obligations or responsibilities on behalf of the Company or any other Member.

19

8.3           No Compensation. Except as specifically provided in this Agreement, no Member shall be entitled to receive any compensation or reimbursement from the Company or from any other Member for services performed or costs incurred in its capacity as a Member.

8.4           Indemnification by the Members. Each Member hereby agrees to indemnify the Company and each of its other Members and hold them each harmless from and against all liability, loss, cost, damage and expense (including attorneys' fees and costs incurred in the investigation, defense and settlement of the matter) which the Company or any of such other Members shall ever sustain, suffer or incur which relate or arise out of or in connection with a breach by the indemnifying Member of any representation, warranty or covenant made by the indemnifying Member in this Agreement. If the Company is made a party to any litigation or otherwise incurs any loss or expense as a result of or in connection with any Member's personal obligations or liabilities unrelated to Company business, such Member shall indemnify and reimburse the Company for all such loss and expense incurred, including reasonable attorneys' fees. The liability of any Member pursuant to this Section 8.4 shall be enforceable against such Member personally.

8.5           Indemnification by the Company. The Company shall indemnify each of its Members and former Members for all costs, losses, liabilities and damages paid or incurred by any of them in connection with the business of the Company, including any judgments, settlements, penalties, fines and expenses incurred in a proceeding to which any such person is a party because the person is or was a Member of the Company, to the fullest extent provided or allowed by the Act or any other applicable laws, provided, however, that such liability does not arise by reason of the willful misconduct or gross negligence of such Member or any matter described in Section 8.4 with respect to which the Member is obligated to indemnify the Company. The foregoing indemnity shall not be enforceable against any Member personally.

8.6           Rights of a Former Member. No Member shall have the right or power to resign or withdraw by voluntary act from the Company. If a Member shall cease to be a Member, and if the Company is not then dissolved, then, notwithstanding Section 18-604 of the Act, such former Member shall not thereby be entitled to receive the fair market value of such former Member's membership interest in the Company or any other payment or any other distribution except as specifically provided in this Agreement.

ARTICLE 9

TRANSFER OF MEMBERSHIP INTEREST

9.1           Restrictions on Transfer. Except as expressly permitted in Sections 9.3, 9.4, 9.5 and 9.6, no Member shall Transfer, or cause or permit the Transfer of, all or any portion of its Interest or any interest therein, without obtaining the prior written consent of the other Member. Such consent may be given or withheld in the sole and absolute discretion of any Member, whether reasonable or unreasonable under the circumstances. Any Transfer, or purported Transfer, of all or any part of an Interest made in violation of the provisions of this Article 9 shall be void and of no force or effect against the Company, the other Member, any creditor of the Company or any claimant against the Company. If a Member consents to a Transfer of the Interest of another Member or if a Member effects a Transfer of its Interest permitted under this Article 9, then the giving of any such consent or the making of such permitted Transfer in any one or more instances shall not limit or waive the requirement for such consent or the application of the provisions of this Article 9 to any other or subsequent Transfer of such Member's Interest.

20

9.1.1 Condition to All Transfers. It shall be a condition to any Transfer that any required consent to such Transfer by any Secured Lender (and any other creditors of the Company or any Property Entity that have approval rights under the terms of their credit documents) shall have been obtained. It shall also be a condition to the effectiveness of any Transfer (other than a Transfer arising as a result of a Terminating Event, as described in Section 9.6.1) of all or part of the Interest of a Member to a Person other than a Member, including Transfers otherwise permitted by Section 9.3 or Section 9.4, and a condition to the purported transferee of such Transfer being admitted as a Member of the Company or otherwise being entitled to any benefits or rights under this Agreement or otherwise associated with such Interest, that:

(i)          except in the case of a Transfer of ownership interests in a Member permitted by Section 9.3.3 or 9.3.5, (a) the transferee shall execute and deliver to the other Member a written agreement reasonably satisfactory to the other Member accepting and adopting the terms of this Agreement and unconditionally assuming and agreeing to be bound by all obligations, conditions and covenants of the transferring Member hereunder with respect to the Interest transferred (whether in existence at the time of such Transfer or accruing thereafter), and (b) any guarantor of the obligations of the transferor under this Agreement shall execute a written guaranty of the obligations of the transferee hereunder, to the same extent and on the same terms as such guaranty of the transferor's obligations;

(ii)         except in the case of a Transfer of ownership interests in a Member permitted by Section 9.3.3 or 9.3.5, the other Member shall have received such evidence (including opinions of counsel) of the due authorization, execution and delivery of instruments by, and the validity and enforceability of such instruments against, such transferee as the other Member shall reasonably request;

(iii)        the other Member shall have received an opinion of counsel reasonably acceptable to the other Member that (a) such Transfer shall not violate any federal or applicable state securities law or cause the Company to fail to qualify for an exemption from registration under the federal and any applicable state securities laws, and (b) such Transfer will not result in the imposition of fiduciary responsibility on the Company, any Property Entity, the Manager, any Member or any Affiliate of any Member under the Employee Retirement Income and Security Act of 1974, as amended from time to time ("ERISA"); and

(iv)        except in the case of a Transfer of ownership interests in a Member permitted by Section 9.3.5, the other Member shall have received either (a) an opinion of counsel reasonably satisfactory to the other Member that such Transfer will not result in a termination of the Company for federal income tax purposes, or (b) an indemnity against any additional income tax liability of the other Member (including any taxes payable with respect to payments under such indemnity) and any other costs of such Member (including such Member's Percentage Interest of any costs of the Company) arising from such a termination resulting from such Transfer, such indemnity to be in such form and from a party having such creditworthiness as is reasonably acceptable to the other Member, the choice of (a) or (b) above being in the sole discretion of the transferring Member.

21

9.2          Indirect Transfers. If an Interest is at any time held by a Member that is a partnership, corporation, limited liability company, trust or other Entity, any Transfer of a direct or indirect ownership interest in such Member shall be deemed a Transfer of the Interest of such Member and subject to the provisions of Section 9.1, except as expressly provided in Section 9.3.

9.3          Certain Permitted Transfers.

9.3.1 Transfers by ARC. Notwithstanding the other provisions of Section 9.1 and 9.2, but subject to the limitations of Section 9.1.1, ARC may at any time Transfer all or any portion of ARC's Interest to any Person, without the consent of the Manager or any other Member.

9.3.2 Intentionally Omitted.

9.3.3 Indirect Transfers. Notwithstanding the other provisions of Sections 9.1 and 9.2, but subject to the limitations of Section 9.1.1, any Person who is a stockholder, partner, member or other direct or indirect owner of any Member may, from time to time, Transfer all or a portion of such Person's direct or indirect interest in such Member to any Person, provided that (a) either (i) the assignee of such interest satisfies the provisions of Section 9.3.5 or (ii) the Members receive other evidence satisfactory to each of them that the proposed Transfer shall not result in adverse consequences to such Member or the Company relating to ERISA, and (b) after giving effect to such Transfer, such Member would come within the definition of a "Transfer Affiliate" as applied to such Member as constituted on the date of this Agreement.

9.3.4 Transfers to Transfer Affiliates.         Subject to the limitations of Section 9.1.1, each Member shall have the right, at any time or from time to time, without the consent of the Manager or any other Member, to sell or assign all or any portion of its Interest to a Transfer Affiliate of such Member. In the event of any such Transfer, the transferee shall assume all obligations of the transferor attributable to the Interest transferred in accordance with Section 9.1.1; provided that the transferor shall not thereby be released and shall continue to be jointly and severally liable with such transferee for all such obligations. Furthermore, any transferee of all or any portion of the Interest of a Member shall have the right, pursuant to this Section 9.3.4, to assign all or any portion of its Interest to such Member or any Transfer Affiliate of such Member, except that if a Member has assigned its entire Interest, any further assignment of all or any portion of such Interest shall be subject to the provisions of this Article 9. If a Member shall transfer less than its entire Interest to a Transfer Affiliate, references to such Member in this Agreement shall refer to such Member and its Transfer Affiliate collectively, and such transferor Member shall be authorized to act on behalf of such Transfer Affiliate for all purposes under this Agreement.

22

9.3.5 Transfers of Registered Securities. Notwithstanding any other provision of this Agreement to the contrary, any owner of any securities issued by any Member or any direct or indirect owner of any Member may transfer those securities pursuant to a transaction occurring in the ordinary course of trading of publicly-traded securities, if the securities were issued pursuant to a registration statement that has been filed with and declared effective by the United States Securities and Exchange Commission, subject only to any required consent of any Secured Lender.

9.3.6 Continuation of Guaranty. Notwithstanding the transfer of any Interest or of any direct or indirect interest in any Member permitted by this Section 9.3, any guaranty of the obligations of the transferor hereunder then in effect shall not thereby be released, but shall continue in effect both with respect to such transferor and with respect to any and all obligations of the transferee under this Agreement.

9.4          Intentionally Omitted.

9.5          Go-Along Obligation. If at any time ARC enters into a definitive written agreement to sell or transfer all of the Interests in the Company to any third party, ARC shall promptly give DASCO written notice thereof (a "Go-Along Notice"). DASCO agrees to (i) sell and transfer its entire Interest in accordance with the terms and conditions of such definitive written agreement, and (ii) execute and deliver any and all documents and instruments reasonably necessary in connection therewith, provided that (A) the price payable to DASCO shall equal DASCO's initial capital contribution set forth in Section 4.1.2. If DASCO shall fail or refuse to sell and transfer its Interest in accordance with this Section 9.5, or to execute all documents and instruments reasonably necessary in connection therewith, DASCO hereby irrevocably appoints ARC, with full power to act alone, as DASCO's agent and attorney-in-fact to execute and deliver said documents and sell and transfer the Interest of DASCO.

9.6          Terminating Event to Member.

9.6.1 Effect of Terminating Event. Except as specifically provided in this Agreement, the occurrence of a Terminating Event to a Member (the "Terminated Member") shall not cause the dissolution or termination of the Company, and the Company shall continue in effect under this Agreement. Upon the occurrence of a Terminating Event (other than a Termination Event described in clause (i) of the definition thereof), the representative, trustee in bankruptcy, or lawful successor or assigns of the Terminated Member (i) shall within 15 days of the occurrence of the Terminating Event, deliver written notice to the other Member of such Terminating Event, its nature and date of occurrence, and (ii) shall, except as otherwise specified in this Section 9.6, succeed to the Terminated Member's rights, powers and obligations solely for the purpose of administering the Interest of the Terminated Member. Upon settlement of the winding up and dissolution or reorganization of the Terminated Member, the successors or assigns of the Terminated Member pursuant to such winding up and dissolution or reorganization shall, subject to the continuation of the Company and the provisions of this Section 9.6, become a substitute Member in the Company in the place and stead of the Terminated Member and shall succeed to the Interest of the Terminated Member in accordance with the terms of the settlement of the winding up and dissolution, or reorganization of, the Terminated Member's affairs. Notwithstanding the foregoing, from and after the date on which a Terminating Event occurs to a Terminated Member, all of the Terminated Member's rights to management and control of the Company shall immediately terminate, including the right to approve Annual Budgets, the right to participate in other Major Decisions, the right to appoint a Manager, the right to consent to Transfers of Interests by any other Member (or Transfers of interests in any other Member), the right to participate in a Transfer under Section 9.4, and the right to initiate any of the provisions of Section 9.5 or 9.6.2; and the other Member (the "Remaining Member") shall have the sole right to replace the Manager and otherwise act on behalf of the Company.

23

9.6.2 Right of Remaining Member to Purchase. Notwithstanding the provisions of Section 9.6.1, upon the occurrence of a Terminating Event, the Remaining Member shall have the right to elect to purchase all, but not less than all, of the Interest of the Terminated Member. Such right shall be exercisable by delivering written notice to the Terminated Member (or its successor in interest) within 180 days after (i) the expiration of the five-day period described in clause (i) of the definition of Terminating Event, in the case of a Terminating Event described in that clause (i), or (ii) the receipt of written notice of the occurrence of the Terminating Event in accordance with Section 9.6.1 in the case of any other Terminating Event, provided that the receipt of the notice described in clause (ii) above shall not be a condition to the rights of the Remaining Member described in this Section 9.6.2. If the Remaining Member elects to purchase the Interest of the Terminated Member, then the Fair Market Value of the Terminated Member's Interest shall be determined by appraisal pursuant to the procedures specified in Section 9.15. Upon receipt of the final determination of Fair Market Value based on such appraisal, the Remaining Member shall have the right, within 90 days thereafter, to elect to purchase or not purchase the Interest of the Terminated Member for a purchase price equal to (x) 65% of the Fair Market Value of the Terminated Member's Interest if the Terminating Event is described in clause (i) of the definition thereof, or (y) 100% of the Fair Market Value of the Terminated Member's Interest in the case of any other Terminating Event. Exercise by the Remaining Member of its election to purchase the Interest of the Terminated Member under this Section 9.6.2 shall be made by delivering written notice of such election to the Terminated Member (or its successor in interest) within such 90-day period. Failure of the Remaining Member to deliver such notice within such period shall constitute an election not to purchase the Interest of the Terminated Member pursuant to this Section 9.6.2. Upon election by the Remaining Member to purchase the Interest of the Terminated Member, the purchase and sale of the Terminated Member's Interest shall be consummated pursuant to the provisions of Sections 9.8 through 9.13.

24

9.7           Priority of Purchase Rights. Notwithstanding any other provisions of this Article 9, a Member may not initiate the procedures under any of Sections 9.3.1, 9.3.2, 9.4, 9.5 or 9.6.2 during any period after which the provisions of any such Section have been initiated and the purchase of a Member's Interest is pending, until either such pending transaction has been consummated or it has been conclusively determined that such pending transaction shall not be consummated either by reason of the expiration of any specified time periods or otherwise. The order of the initiation of the procedures under Sections 9.3.1, 9.3.2, 9.4, 9.5 and 9.6.2 shall be determined by the date of deemed delivery of the applicable notices, as provided in Section 13.2.

9.8           Liabilities; Indemnity. If a Member's Interest is purchased by another Member pursuant to any provision of this Article 9, the purchasing Member (and the Company, if it continues in existence) shall indemnify, defend and hold the selling Member, its directors, officers, shareholders, partners, members, managers, employees and agents, or any of them harmless from any and all claims, demands, actions, losses, liabilities, costs, or expenses (including reasonable attorneys' fees) arising out of or in connection with all obligations or liabilities of the Company, whether or not incurred or accrued while the selling Member was a Member or after the date of consummation of the purchase and sale of the selling Member's Interest.

9.9           Releases. In connection with a purchase by a Member of another Member's Interest under any provision of this Article 9, if the selling Member or any Affiliate thereof is a guarantor or an indemnitor of or with respect to any obligations of the Company for or in connection with borrowed money or is otherwise liable thereon, then at or prior to the closing of such transaction and as a condition precedent to such closing, the purchasing Member shall obtain a release of such guarantee or liability (excluding only any environmental indemnity to any lender to the Company to the extent that such indemnity relates to the period preceding the closing); or if such a release is not obtainable without the payment of any money by any Member, with the consent of the selling Member (which may be granted or withheld in its sole discretion), the purchasing Member shall fully indemnify the selling Member and its Affiliates with respect to any such obligations. Any such indemnity by the purchasing Member shall be secured by its right to all Distributions by the Company (both with respect to the purchased Interest and with respect to all other Interests of the purchasing Member and its Affiliates). If the releases described above are not obtainable without the payment of money by any Member and the selling Member does not consent to the indemnification described above, then the Members shall have no further rights or obligations under this Agreement to purchase or sell the applicable Interest with respect to the particular event or election giving rise to such rights. Notwithstanding the immediately preceding sentence, the right of a Member to purchase the other Member's Interest under this Article 9 may subsequently arise as a result of similar or other circumstances, subject in each case to this Section 9.9.

9.10 Form of Payment of Purchase Price. In the case of a purchase by a Member of another Member's Interest under any provision of this Article 9, the purchase price for a Member's Interest shall be paid by wire transfer of immediately available funds as directed by the selling Member.

9.11 Procedures for Closing of Purchase and Sale Transactions. The provisions of this Section 9.11 shall apply to any purchase by one Member of another Member's Interest pursuant to any provision of this Article 9, except to the extent otherwise specified in the applicable Section within this Article 9.

25

9.11.1 Location and Time Periods. The closing of any purchase and sale of an Interest between Members under this Agreement shall be held at the principal office of the Company or such other location as the Members may mutually agree upon. The purchase and sale transaction shall close not later than one hundred twenty (120) days after the date the purchase price for the Member's Interest has been determined under the applicable provisions of this Article 9.

9.11.2 Closing Documents. Each Member shall deposit such documents and instruments, duly executed, and acknowledged where required, as may be necessary to consummate the purchase and sale of a Member's Interest hereunder. Without limiting the foregoing, the selling Member shall execute and deliver at the closing an assignment, instrument of conveyance or other instrument appropriate to convey the entire Interest of the selling Member to the purchasing Member, and shall deliver to the purchasing Member such evidence as the purchasing Member may reasonably request showing that the Interest being sold is owned or will be owned by the purchasing Member free and clear of any and all claims, liens and encumbrances of any kind or nature. In addition, as a condition precedent to the closing, the parties to the transaction shall obtain the written consents of any lenders to the Company (to the extent such consents are required under the applicable loan documents) to the transactions to be consummated at the closing. The purchasing and selling Members shall each use their reasonable best efforts and cooperate in good faith to obtain such lenders' consents. If any such consent cannot be obtained, then, at the election of the purchasing Member, either (i) the purchasing Member may, in its sole discretion, waive the requirement of such consents; or (ii) the rights and obligations of the Members to purchase and sell resulting from the applicable election shall terminate and no Member shall have any further right or obligation arising from such election to purchase or sell.

9.11.3 Payment of Loans. If there shall be any outstanding loans owed by the Company to the selling Member or its Affiliates, such loans, including accrued and unpaid interest, shall be purchased without discount by the purchasing Member as a condition precedent to the closing. The purchase price for such loans shall be paid in full at the closing in the same manner as the purchase price for the Interest is paid. At the closing, the selling Member shall deliver to the purchasing Member each note or other instrument evidencing such loans, all documents securing such loans and an assignment or satisfaction, which assignment or satisfaction shall be at the election of the purchasing Member.

9.11.4 Closing Costs and Prorations. On the date of the closing of the purchase of a Member's Interest by another Member, any closing adjustments and prorations of items of income and expense of the Company shall be made between the Members and either charged or debited to the selling or purchasing Member, as may be appropriate. One hundred twenty (120) days after the date of the closing, any such prorations shall be adjusted to the extent necessary to reflect actual events. The purchase price to be paid for a selling Member's Interest shall also be (i) increased by the aggregate amount of all Capital Contributions made by the selling Member to the Company between the date on which the purchase price for such Member's Interest was established pursuant hereto and the date of closing and (ii) reduced by the aggregate amount of all Distributions of any kind or character received by the selling Member between the date on which the purchase price was established and the date of closing. Furthermore, the purchasing Member shall have the right to offset any sums owed by the selling Member to the purchasing Member or the Company against the purchase price payable for the Interest acquired. All closing costs shall be borne equally by the selling Member and the purchasing Member. Notwithstanding the foregoing, the costs of obtaining any appraisals pursuant to Section 9.15 shall be paid as provided in Section 9.15.

26

9.11.5 Specific Performance. It is the intent of the Members that the requirements or obligations, if any, of any Member to sell its Interest and of any Member to purchase another Member's Interest in accordance with the provisions of this Article 9 shall be enforceable by an action for specific performance, with the same force and effect and at least to the same extent as is permitted at law or in equity for the specific performance of a contract relating to the purchase of real property or an interest therein.

9.11.6 Right to Assign. Each Member understands that to preserve the character of the Company and consummate the purchase of the entire Interest of the other Member, the purchasing Member may assign its purchase rights under this Article 9 in whole or in part to any Affiliate or unrelated party who, upon closing, shall become a Member of the Company, and accordingly agrees that any such purchase rights shall be assignable by the purchasing Member without the consent of the selling Member, provided that (a) the purchasing Member delivers written notice to the selling Member of such assignment and of the identity of the assignee prior to the closing; (b) such assignment, in the opinion of counsel to any Member, would not require registration of any interests in the Company under the Securities Act of 1933 or any applicable state securities law, or result in any violation of any such laws; and (c) no such assignment shall relieve the purchasing Member of its obligations and liabilities under this Article 9, including any indemnity obligations.

9.12 Assignees. For purposes of this Agreement, the Interest of each Member shall include all Company Interests owned by such Member and any Interest that is owned by any Affiliate of such Member or that has been assigned by such Member to an Affiliate of such Member or to any other Person (other than to another Member or an Affiliate thereof). Any elections made by any Member, and any obligations of any Member to sell its Interest under this Article 9 shall bind any Affiliate and any other such assignee of such Member. All references in this Article 9 to a Member shall include all Affiliates of such Member and, except as provided above, all Persons to which any such Member has assigned any portion of its Interest.

9.13 Termination on Sale. Upon consummation of the purchase and sale of a Member's entire Interest to another Member under this Article 9, (i) the selling Member's Interest in the Company shall be fully and completely settled and terminated, and (ii) the selling Member's rights and obligations under this Agreement shall terminate, except (x) as to items incurred or accrued as of such date and not subject to indemnification hereunder, and (y) as to any indemnity obligations of such selling Member attributable to acts or events occurring prior to such date or otherwise specified in this Article 9.

27

9.14 No Partitions or Withdrawal from Company. No Member shall have the right to have any property of the Company or of any Property Entity or any portion thereof partitioned, and each Member on its own behalf, and on behalf of its successors, representatives, heirs and assigns, hereby expressly waives any such right. No Member shall have the right to withdraw from the Company, except pursuant to the procedures specified herein with respect to Transfers or other events giving rise to the right of a Member to purchase an Interest.

9.15 Appraisals. Whenever this Agreement provides for a valuation or determination by appraisal, then such valuation or determination shall be determined by appraisal pursuant to the applicable terms, conditions and procedures specified in this Section 9.15.

9.15.1 Specification of Appraisal Parameters. As used herein, the "Fair Market Value" of an Interest shall mean the value of the Interest to be sold or purchased, determined as specified in Section 9.15.3, based on the Fair Market Value of the Company, except that the value of the Interest shall not be discounted because the Interest, represents a minority interest or because of a lack of marketability of the Interest. As used herein, the "Fair Market Value" of the Company or the property of the Company shall mean the cash price that a sophisticated purchaser would pay, as of the date an appraisal is to be made hereunder, for all Company property in excess of all liabilities of the Company, such evaluation to be made utilizing the assumptions that (i) such property is in its then-existing condition and is subject to any agreements, including leases, and management and service agreements but excluding this Agreement, then in effect which would be binding on such purchaser, (ii) the purchase agreement of such sophisticated purchaser is subject to a reasonable closing period, (iii) such sophisticated purchaser is acquiring solely the Company property and is giving no other separate consideration or economic incentives (such as a below-market leaseback of the property or any space therein), and (iv) the offer of the sophisticated purchaser is unconditional and noncontingent. The Fair Market Value of the Company or the property thereof shall be reduced to give effect to any customary brokerage, title insurance and other closing costs (not exceeding, in the aggregate, six percent (6%) of such Fair Market Value prior to such reduction) that would be incurred if all of the property of the Company were sold. A "sophisticated purchaser" shall mean a Person who would take into account the nature, extent, maturity date and other terms of the liabilities of the Company, whether fixed or contingent, including the favorable or unfavorable nature of any financing then encumbering the property of the Company and whether such financing is assumable, and the prospects that the income from the property of the Company would be sufficient to satisfy such liabilities when due (excluding any liability under financing already taken into account), or through appropriate refinancing thereof

9.15.2 Appraisal Procedure.

9.15.2.1   Agreement of Members. If any provision of this Agreement requires a valuation or determination by appraisal, then the Members (or a Member's representative, such as a trustee in bankruptcy or receiver) shall in good faith attempt to agree upon the Fair Market Value of the Company and/or of the Interest of the affected Member.

28

9.15.2.2 Appointment of Appraisers on Failure of Members to Agree. If the Members are not able to so agree within twenty (20) days after receipt of notice of the event giving rise to the invocation of the appraisal procedure, then unless the Members agree within the same period on one Appraiser, each Member shall, within ten Business Days after the expiration of such twenty (20) day period, specify by written notice to the other Member the name and address of an Appraiser to act on behalf of such Member. If a Member fails to appoint its Appraiser within such ten Business Day period, then the Appraiser appointed by the other Member shall carry out the appraisal hereunder.

9.15.2.3 Rendition of Appraisals. Within forty-five (45) days after the appointment of the Appraiser or Appraisers pursuant to Section 9.15.2.2, each such Appraiser shall render an opinion in writing setting forth the net fair market value of the Company or the property of the Company (as may apply), and deliver the same to each Member. The net fair market value of the Company or the property of the Company shall be determined in accordance with sound, customary and usual appraisal practices for the appraisal of real estate and other Company assets, taking into account the standards specified herein and shall otherwise assume that the Company property is then being used for the highest and best use. The Appraisers shall have the right, but shall not be obligated, to consult the Members, the Manager, the Accountants, experts and competent authorities, and receive factual information or evidence pertaining to a determination of the net fair market value of the Company, as the Appraisers may consider necessary or useful. The determination of each Appraiser shall contain appropriate supporting detail and explanation. Such determinations shall be binding and conclusive upon the Members, absent fraud or manifest error.

9.15.2.4 Determination of Fair Market Value. If only one Appraiser is appointed pursuant to Section 9.15.2.2, then the Fair Market Value of the Company or the property of the Company (as may apply) shall be the net fair market value thereof, as determined by such Appraiser, as provided above. If two Appraisers are appointed pursuant to Section 9.15.2.2, and the determination of the net fair market value of the Company or the Property of the Company (as may apply) that is higher in amount exceeds the lower of such determinations by no more than 10% of the amount of such higher determination, then the Fair Market Value of the Company or the property of the Company (as may apply) shall be the arithmetic average of the two appraisals. If two Appraisers are appointed pursuant to Section 9.15.2.2 and the higher of the two appraisals exceeds the lower of the two appraisals by more than 10% of the amount of the higher of the two appraisals, then the provisions of Section 9.15.2.5 shall apply.

29

9.15.2.5 Appointment of Third Appraiser. If this Section 9.15.2.5 applies, within ten Business Days after the delivery to the Members of the later to be received of the two appraisals described above, the two Appraisers shall appoint a third Appraiser. If the two Appraisers are unable to agree upon a third Appraiser within such ten Business Day period, then the Members themselves shall select a third Appraiser within a further period of five Business Days. If the Members are unable to agree within such five Business Day period, then either Member, on behalf of both of them, may request the American Institute of Real Estate Appraisers to appoint the third Appraiser and the other Member shall not raise any objection to such Person's full power and jurisdiction to entertain the application and make the appointment. The third Appraiser shall determine the net fair market value of the Company or the property of the Company (as may apply), in accordance with the standards described in Section 9.15.2.3. The Fair Market Value of the Company or the property of the Company (as may apply) shall be the net fair market value thereof as set forth in the one of the three appraisals that is neither higher than nor lower than both of the other two appraisals.

9.15.3 Determination of Fair Market Value of Interest. The Accountants shall determine the Fair Market Value of an Interest to be purchased. The Fair Market Value of such Interest shall be equal to the amount the selling Member would receive if (i) the property of the Company were sold for the Fair Market Value of the Company or the property of the Company determined under Section 9.15.2, and (ii) the affairs of the Company were wound up and the remaining proceeds of sale distributed by the Company to the Members pursuant to the provisions of Section 11.3. The Accountants shall notify the Members in writing of their determination within 20 days after the determination of the Fair Market Value of the Company or the property of the Company under Section 9.15.2, and such determination by the Accountants shall be final and binding on the Members, absent fraud or manifest error.

9.15.4 Costs and Fees. All costs and fees payable to Appraisers or the Accountants in connection with the procedures under this Section 9.15 shall be paid equally by the Members, except that in the case of transactions described in Section 9.6.2, such costs and fees shall be paid entirely by the Terminated Member. Notwithstanding the foregoing provisions of this Section 9.15.4, all costs and expenses incurred by a Member to retain its own attorneys or other independent consultants in connection with the appraisal procedure hereunder shall be borne by such Member.

ARTICLE 10

BOOKS OF ACCOUNT; TAX AND ACCOUNTING MATTERS

10.1 Maintenance of Records and Documents. Full and accurate accounts of all transactions of the Company and the Property Entity shall at all times be kept in proper and accurate records and books of account according to GAAP. The Company shall also maintain all other documents and instruments affecting its business and operations (including those of the Property Entity), including all contracts, service agreements, leases, and plans and specifications. All such books and records shall be the property of the Company. The Company books shall be closed and balanced at the end of each Fiscal Year. Such books and records shall include such separate and additional accounts for each Member as shall be necessary to reflect accurately the rights and interests of the respective Members.

30

10.2 Reports. The Manager shall prepare or cause to be prepared and distributed to each of the Members, at Company expense, the following reports:

10.2.1 As soon as practicable after the end of each Fiscal Year, the Manager shall cause the Accountants to undertake a general accounting and audit, covering the assets, liabilities and income of the Company and each Property Entity, their dealings, transactions and operations during such Fiscal Year, and all matters and things customarily included in such accountings and audits, and the Manager shall distribute all statements resulting from such accounting and audit to each Member as soon as practicable after receipt thereof by the Company. Such statements shall include a balance sheet for the Company prepared in accordance with the generally accepted accounting principles, an income statement for the Company prepared in accordance with generally accepted accounting principles, statements of changes in financial condition for the Company, a statement of Profit or Loss for the Company, statements of changes in each Member's Capital Account, statements of Net Cash Flow, and a full and complete report of the audit scope and audit findings in the form of a management audit report with internal control memorandum. To the extent applicable, each such statement shall show a comparison between such statement and both the same statement for the immediately preceding Fiscal Year and the corresponding portions of the Annual Budget for such Fiscal Year.

10.2.2 As soon as practicable after the end of each Fiscal Year, the Manager shall cause to be distributed to each Member the federal income tax returns for the Company, and all state and local income tax returns as may be required to be filed by the Company, together with Schedules K-1 and any other schedules and information relative to the Company as may be required or necessary for the preparation of the Members' federal, state and local income tax returns.

10.3 Location. The Company shall maintain at its principal place of business the following:

10.3.1 List of Members. A current list of the full name and last known business address of each Member, together with the Capital Contributions and the Percentage Interest of each Member.

10.3.2 Certificate. A copy of the Certificate and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any such certificate has been executed.

10.3.3 Tax Returns. Copies of the Company's federal, state and local income tax or information returns and reports, if any, for the six most recent taxable years.

10.3.4 Agreement. Copies of this Agreement, and all amendments hereto.

10.3.5 Financial Statements. Financial statements of the Company for the six (6) most recent Fiscal Years.

31

10.3.6 Books and Records. The Company's books and records for at least the current and past six (6) Fiscal Years.

10.3.7 Other Information. Such other information and records as the Act may require to be made available to the Members.

Upon request of any Member, the Manager shall promptly deliver to such Member or its authorized representative a copy of any of the information maintained under Sections 10.3.1 through 10.3.7. The cost of providing such copies to the Members shall be borne by the requesting Member. The authorized representative of each Member shall have the right any time during regular business hours and with prior notice to examine and copy any of the documents described in this Section 10.3.

10.4 Tax Matters Partner. ARC shall be the "tax matters partner" as defined in the Code. Subject to the constraints otherwise contained in this Agreement, ARC shall undertake and perform all of the rights, duties and obligations of the tax matters partner pursuant to the Code. The Company shall reimburse ARC for all costs incurred by it in connection with acting as tax matters partner.

10.5 Disposition of Documents and Records on Occurrence of Certain Events. All documents, books and records of the Company maintained under this Article 10 shall, upon dissolution and termination of the Company under Article 11, be retained or deposited by the Manager or a trustee designated by the Manager. The Manager or such trustee shall retain such documents, books and records within the continental United States, for a period of not less than six years and shall make such documents, books and records available during normal business hours to each Member for inspection and copying at such Member's cost and expense. If a Member's Interest in the Company is purchased by the other Member and the Company is not continued, then all such documents, books and records shall be maintained by the purchasing Member at its then principal place of business, for a period of not less than six years thereafter, and all such documents, books and records shall be available for inspection, examination and copying by the authorized representative of the selling Member at its own expense upon five Business Days' advance notice during such six-year period.

ARTICLE 11

DISSOLUTION AND LIQUIDATION

11.1 Termination and Dissolution. The Company shall terminate and dissolve upon the earliest to occur of the following:

11.1.1 Decision of ARC. The decision by ARC to dissolve the Company.

11.1.2 Sale of Assets. The sale or other disposition of all or substantially all of the Company property other than cash and cash equivalents, provided that if the Company receives a note as consideration therefor, the Company shall not be dissolved until such note is paid in full, however, in such case, ARC shall have the option to buy out DASCO at an amount equal to Dasco's initial Capital Contribution.

32

Except as provided above, notwithstanding Section 18-801(4) of the Act, the death, retirement, resignation, expulsion, bankruptcy or withdrawal of a Member shall not cause a dissolution of the Company.

11.2 Procedure. Upon dissolution of the Company pursuant to this Agreement or applicable law, the Manager shall immediately commence to wind up its affairs. The Manager shall take full account of the assets and liabilities of the Company, and shall thereafter liquidate the property of the Company. Notwithstanding dissolution of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement, but shall be confined to those activities reasonably necessary to wind up the Company's affairs, discharge its obligations and preserve and distribute its assets as provided by this Article 11. The liquidation of the Company property shall be carried on in an orderly fashion over a reasonable period of time according to established and sound practices for the disposition of real property.

11.3 Distribution of Assets. Upon dissolution of the Company, the Manager shall apply and distribute the Company assets in the following order of priority:

11.3.1 Creditors. Payment of the bona fide claims of creditors of the Company (including Members and their Affiliates) and the expenses of liquidation, in the order of priority provided by law.

11.3.2 Reserves. Establishment of any Reserves which the Manager deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. The funds set aside as Reserves shall be deposited with a bank, as trustee, to be held by it in an interest-bearing account for disbursement under the direction of the Manager in payment of contingent or unforeseen liabilities or obligations of the Company, and at the expiration of such period as the Manager deems advisable, shall be distributed in accordance with the provisions set forth below.

11.3.3 Balance. The balance of the assets, if any, to the Members pursuant to the provisions of Article 5.

11.3.4 Deficit Make-Up Not Required. No Member shall be required to make any payment to the Company, any Member or any creditor of the Company or of any Member by reason of having a deficit balance in its Capital Account following the liquidation of the Company or at any other time.

11.4 Distributions and Allocations. During the period of liquidation and winding up of the Company, the Members shall continue to share in Distributions and Profits and Losses in the same manner as before dissolution pursuant to Articles 5 and 6.

33

11.5 Effective Date of Dissolution; In Kind Assets. Dissolution of the Company shall be effective as of the date of the occurrence of the event giving rise to dissolution as provided in Section 11.1, but the Company shall not terminate until the assets of the Company have been distributed as provided in Section 11.3. If any part of the assets of the Company consists of notes or accounts receivable, or other non-cash assets, the Manager shall take whatever steps it deem necessary or appropriate to convert such assets into cash, or into any other form which would facilitate distribution thereof hereunder. Each Member shall have the right to bid on and purchase any of the assets being sold. If despite diligent effort, at the time of termination of the Company, the Company owns non-cash assets, such as work in progress, notes, deeds of trust, or similar assets, then such assets shall be distributed to each Member in lieu of cash, proportionately to such Member's right to receive the assets of the Company under Section 11.3 on an equitable basis, reflecting the Fair Market Value of such assets so distributed, which Fair Market Value shall be determined by appraisal in accordance with the procedure specified in Section 9.15, adjusted as reasonably necessary to reflect the nature of the asset being appraised.

11.6 Certificate of Cancellation. Upon completion of the liquidation of the Company and the distribution of all Company property, the Company shall terminate and the Manager shall execute and record a Certificate of Cancellation of the Company as well as any and all documents required or considered advisable by the Manager to effectuate and evidence the dissolution and termination of the Company.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

12.1 Representations and Warranties of ARC. ARC represents and warrants to DASCO as follows as of the date hereof:

(a)          ARC is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)          The execution and delivery of this Agreement and all other documents, instruments and agreements to be executed in connection with the transactions contemplated by this Agreement (the "Transaction Documents") have been duly and validly authorized by all necessary actions of ARC, and shall constitute the legal, valid and binding obligations of ARC enforceable against ARC in accordance with the terms hereof and thereof except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws related to or affecting the enforcement of creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(c)          No consent, waiver, approval or authorization of or notice to any other Person (including any government entity) is required to be made, obtained or given by ARC in connection with the execution and delivery of this Agreement or any other Transaction Document except for those which have been heretofore obtained.

34

(d)          Neither the execution or delivery of this Agreement nor any other Transaction Document does or will, with or without the giving of notice, lapse of time or both, (i) violate or constitute a default under any term or provision of (A) any agreement to which ARC is a party or by which it is bound, or (B) any judgment, decree, order, statute, injunction, rule or regulation of a government entity applicable to ARC, or by which it or its assets or properties are bound, or (ii) result in the creation of any lien or encumbrance upon ARC or its assets.

(e)          ARC is a United States person within the meaning of Code Section 7701(a)(30).

12.2 Representations and Warranties of DASCO. DASCO represents and warrants to ARC as follows as of the date hereof:

(a)          DASCO is a Florida limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida.

(b)          The execution and delivery of the Transaction Documents have been duly and validly authorized by all necessary actions of DASCO, and shall constitute the legal, valid and binding obligations of DASCO enforceable against DASCO in accordance with the terms hereof and thereof except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws related to or affecting the enforcement of creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(c)          No consent, waiver, approval or authorization of or notice to any other Person (including any government entity) is required to be made, obtained or given by DASCO in connection with the execution and delivery of this Agreement or any other Transaction Document except for those which have been heretofore obtained.

(d)          Neither the execution or delivery of this Agreement nor any other Transaction Document does or will, with or without the giving of notice, lapse of time or both, (i) violate or constitute a default under any term or provision of (A) any agreement to which DASCO is a party or by which it is bound, or (B) any judgment, decree, order, statute, injunction, rule or regulation of a government entity applicable to DASCO, or by which it or its assets or properties are bound, or (ii) result in the creation of any lien or encumbrance upon DASCO or its assets.

(e)          DASCO is a United States person within the meaning of Code Section 7701(a)(30).

(f)          The sole asset of DASCO is its interest in the Company.

35

12.3 Brokers. Each Member represents and warrants to the other Member that it has not dealt with any real estate broker or finder in connection with the formation of the Company or its transactions contemplated herein. ' ARC hereby indemnifies and holds harmless the Company, each Property Entity and DASCO from and against any and against any losses, costs and expenses resulting from any claim that may be made against DASCO, the Company or any Property Entity by any broker, or any other person, claiming a commission, fee or other compensation by reason of this transaction, if the same shall arise by, through or on account of any alleged act of ARC or any of its Affiliates. DASCO hereby indemnifies and holds harmless the Company, each Property Entity and ARC from and against any and against any losses, costs and expenses resulting from any claim that may be made against ARC, the Company or any Property Entity by any broker, or any other person, claiming a commission, fee or other compensation by reason of this transaction, if the same shall arise by, through or on account of any alleged act of DASCO or any of its Affiliates.

12.4 Survival. The representations and warranties provided for in Section 12.1 and Section 12.2 shall survive the execution of this Agreement for a period of one year (the "Survival Period"), before the expiration of which the party claiming a breach must have notified the other in writing of the alleged breach. In furtherance thereof, each Member acknowledges and agrees that such Member shall have no right to make any claim against any other Member on account of any breach of any representation or warranty contained in Section 12.1 or Section 12.2 unless an action on account thereof shall be filed within one year following the execution of this Agreement. To the fullest extent permitted by law, the foregoing shall constitute an express waiver of any applicable statute of limitations on account of a Member's breach of its representations and warranties contained in Section 12.1 and Section 12.2. The representations and warranties and indemnifications contained in Section 12.3 shall survive the execution of this Agreement indefinitely.

ARTICLE 13

MISCELLANEOUS

13.1 Amendments. This Agreement may be amended at any time and from time to time only by an amendment in writing, executed by each of the Members.

13.2 Notices. All notices, demands, requests or other communications (collectively, "Notices") which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered or transmitted by e-mail (with the original to be sent the same day by Federal Express or other nationally recognized overnight delivery service) or by Federal Express or other nationally recognized overnight delivery service addressed to the recipient at its address set forth below (or at such other address as the recipient may theretofore have designated in writing). Each Notice which shall be hand delivered or sent by Federal Express in the manner described shall be deemed sufficiently given, served, sent, received, or delivered for all purposes on the day the Notice is delivered to the addressee (with the return receipt, the delivery receipt, or the affidavit of messenger being deemed conclusive (but not exclusive) evidence of such delivery), provided that such day is a Business Day (if such day is not a Business Day, such Notice shall be deemed given and received on the first Business Day following such day), or if delivery is refused, then on the day that delivery of the Notice is refused by the addressee upon presentation, provided that such day is a Business Day (if such day is not a Business Day, such Notice shall be deemed given and received on the first Business Day following such day). Each Notice which shall be e-mailed in the manner described above shall be deemed sufficiently given, served, sent, received, or delivered for all purposes on the date of such e-mail provided that (i) such e-mail is received (y) prior to 5:00 P.M. (EST) on a Business Day (if such email is received on a day that is not a Business Day or such email is received after 5:00 P.M. (EST) on a Business Day, such Notice shall be deemed given and received on the first Business Day following such day) and (ii) further provided that the original of such notice is sent by Federal Express or other nationally recognized overnight delivery service, as provided above. Subject to the above, all Notices shall be addressed as follows:

36

If to ARC:	American Realty Capital Healthcare Trust
Operating Partnership, L.P.
405 Park Avenue, 12th Floor
New York, NY 10022
Attention: William M. Kahane, President
e-mail: bkahane@arlcap.com

with a copy to:	American Realty Capital Healthcare Trust
Operating Partnership, L.P.
106 York Road
Jenkintown, PA 19046
Attention: Brian S. Block, CFO
e-mail: bblock@arlcap.com

If to DASCO:	Peoria MOB Investors LLC
11360 Jog Road
#200
Attention: Malcolm Sina
e-mail: msina@lendlease.com

13.3 Construction. The provisions of this Agreement shall be construed as a whole according to their common meaning, not strictly for or against any Member and consistent with the provisions herein contained, in order to achieve the business objectives and purposes of the Company. The Table of Contents and captions preceding the text of each Article and Section are included only for convenience of reference and shall be disregarded in the construction or interpretation of this Agreement.

13.4 Further Assurances; Covenant to Sign Documents. Each Member shall take all actions and do all things, and execute, with acknowledgement or affidavit if required, any and all documents and writings, that may be necessary or advisable in the creation of the Company, the achievement of its purposes, or the consummation of any matter covered by this Agreement, in accordance with the applicable terms and conditions of this Agreement.

13.5 Successors and Assigns. Subject to the limitations contained in this Agreement regarding Transfers, this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, successors, assigns and personal representatives.

37

13.6 Entire Agreement. This Agreement contains the entire agreement of the Members relating to the rights granted and obligations assumed hereunder. Any prior correspondence, memoranda, agreements, warranties, representations, or other statements, documents or instruments, whether written or oral, are replaced in their entirety by this Agreement.

13.7 No Waiver. The failure of a Member to insist upon the strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not constitute a waiver of such Member's right to demand strict compliance in the future.

13.8 Governing Law. This Agreement, the affairs of the Company and the rights and obligations of the Members hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware.

13.9 Severability. Invalidation of any provision contained in this Agreement, or of the application thereof to any Person or circumstance, shall in no way affect any of the other provisions hereof, or the application of such provision to any other Person or circumstance, and the same shall remain in full force and effect.

13.10 Approvals. All approvals required hereunder shall be made in writing. The giving of an approval by a Member in one instance shall not limit or waive the necessity to obtain such Member's approval in any other instance.

13.11 Days. Provisions in this Agreement relating to the number of days shall be calendar days, unless otherwise specified; provided that if the last day for any period to give notice, reply to a notice or to undertake any other action occurs on other than a Business Day, then the last day for undertaking the action or giving or replying to the notice shall be the next succeeding Business Day.

13.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which as executed shall constitute an original and all of which shall constitute one Agreement binding on all the Members.

38

IN WITNESS WHEREOF, the Members have executed this Agreement as of the clay and year first above written.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST OPERATING PARTNERSHIP, L.P.,

By:	/s/ William M. Kahane
Name: William M. Kahane
Title: President

PEORIA MOB INVESTORS LLC

By:
Name:
Title:

IN WITNESS WHEREOF, the Members have executed this Agreement as of the day and year first above written.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST OPERATING PARTNERSHIP, L.P.,

By:
Name:
Title:

PEORIA MOB INVESTORS LLC

By:	/s/ Malcolm S. Sina

Name:	Malcolm S. Sina
	Title:	Managing Member

EXHIBIT A

PROPERTY

Property Entity	Property
ARHC MNPERIL001, LLC	2338 West Sud Parkway, City of Peoria, IL

EXHIBIT B

REIT GUIDELINES

1.            Neither the Company nor any Property Entity will enter into, as direct or indirect, lessor or licensor, any lease, license, concession or other agreement or permit any sublease, license, concession or other agreement that provides for rent based in whole or in part on the income or profits of any Person, excluding for this purpose a lease that provides for rent based in whole or in part on a fixed percentage or percentages of gross receipts or gross sales of any Person (without reduction for any sublessor costs in the case of any sublease).

2.            Neither the Company nor any Property Entity will lease, as direct or indirect lessor, personal property, excluding for this purpose a lease of personal property that is entered into in connection with a lease of real property where the rent attributable to the personal property is less than 15% of the total rent provided for under the lease.

3.            Neither the Company nor any Property Entity will acquire or hold any debt investments, excluding for these purposes "debt" solely between wholly-owned subsidiaries of the Company, unless (i) the amount of interest income received or accrued by the Company under such loan does not, directly or indirectly, depend in whole or in part on the income or profits of any person, and (ii) the debt is fully and adequately secured by mortgages on real property or on interests in real property.

4.            Neither the Company nor any Property Entity will acquire or hold, directly or indirectly, more than 10% of the outstanding securities of any one issuer (by vote or value) other than an entity which either (i) is taxable as a partnership for United States federal income tax purposes, or (ii) has properly elected to be a "taxable REIT subsidiary" of ARC REIT by jointly filing with REIT IRS Form 8875.

5.            Neither the Company nor any Property Entity will make an election or take any action or fail to take any action that would cause the Company or any subsidiary or affiliate of the Company to be treated as (i) an entity that is not classified as a partnership or disregarded entity for U.S. federal income tax purposes or (ii) a publicly traded partnership as defined in Section 7704 of the Code.

6.            Neither the Company nor any Property Entity will enter into any agreement under which the Company or Property Entity receives amounts, directly or indirectly, for rendering services to the tenants of any property that is owned, directly or indirectly, by the Company or any Property Entity other than (i) amounts received for services that are customarily furnished or rendered in connection with the rental of real property of a similar class in the geographic areas in which the Property is located where such services are either provided by (A) an Independent Contractor (as defined in Section 856(d)(3) of the Code) who is adequately compensated for such services and from which neither the Company nor any Property Entity, directly or indirectly, derives revenue or (B) a taxable REIT subsidiary that is adequately compensated for such services or (ii) amounts received for services that are customarily furnished or rendered in connection with the rental of space for occupancy only (as opposed to being rendered primarily for the convenience of the tenants of the Company or Property Entity).

7.            Neither the Company nor any Property Entity will enter into any agreement if a material amount of income received or accrued by the Company or Property Entity under the agreement, directly or indirectly, does not qualify as either (i) "rents from real property" or (ii) "interest on obligations secured by mortgages on real property or on interests in real property," in each case as such terms are defined in Section 856 of the Code.

8.            Neither the Company nor any Property Entity will hold cash available for operations or distribution in any manner other than a traditional bank checking or savings account.

9.            Neither the Company nor any Property Entity will sell or dispose of any property, subsidiary or other asset prior to (i) the completion of a two-year holding period beginning on the date the Company or Property Entity acquires a direct or indirect interest in such property and begins to hold such property, subsidiary or asset for the production of rental income, and (ii) the satisfaction of any other requirements under Section 857 of the Code necessary for the avoidance of a prohibited transaction tax on the REIT. Notwithstanding the foregoing, the Company or a Property Entity may sell or dispose of any such property, subsidiary or asset on prior written notice from the Manager to each Member.

10.          Neither the Company nor any Property Entity shall, directly or indirectly, allocate or distribute gains to ARC that would cause ARC REIT to violate either of the gross income tests under Section 856(c)(2) or Section 856(c)(3).